UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.     )
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BSQUARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BSQUARE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 6, 2007

TO THE SHAREHOLDERS:

Notice is hereby given that the 2007 Annual Meeting of Shareholders of BSQUARE CORPORATION, a Washington corporation (the “Company”), will be held on Tuesday, June 6, 2007 at 10:00 a.m., local time, at the Company’s offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004, for the following purposes:

1. To elect three Class I directors to serve for the ensuing three years and until their successors are duly elected.

2. To approve a modification to the Company’s existing Board of Directors compensation program.

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 24, 2007 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 24, 2007 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

/s/  Scott C. Mahan
Scott C. Mahan
Vice President, Finance & Operations,
Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington
April 30, 2007

PROCEDURAL MATTERS
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO AMENDMENT OF BOARD OF DIRECTORS COMPENSATION PROGRAM
CORPORATE GOVERNANCE
INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION
STOCK OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITORS
OTHER MATTERS

BSQUARE CORPORATION

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed Proxy is solicited on behalf of BSQUARE CORPORATION, a Washington corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 6, 2007 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices at 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004. The Company’s telephone number at its principal business office is (425) 519-5900.

These proxy solicitation materials were mailed on or about May 10, 2007 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Principal Share Ownership

Only shareholders of record at the close of business on April 24, 2007 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock, no par value. As of the Record Date, 9,789,631 shares of the Company’s Common Stock were issued and outstanding, held by 208 shareholders of record. See “Security Ownership of Principal Shareholders, Directors and Management” below for information regarding beneficial owners of more than five percent of the Company’s Common Stock and ownership of the Company’s directors and management.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each holder of Common Stock is entitled to one vote for each share held.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and other employees, without additional compensation, personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of Common Stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a bank or brokerage account, does not provide instructions as to how his or her shares should be voted and the bank or broker does not have discretion to vote those shares or, if the bank or broker has discretion to vote such shares, does not exercise such discretion. The three nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, will be elected to the Board of Directors. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for, nor a vote against, the nominee and thus will have no effect on the outcome. Shareholders are not entitled to cumulate votes in the election of directors. If a quorum is present, approval of all other matters that properly come before the meeting requires that the votes cast in favor of such actions exceed the votes cast against such actions.

All shares entitled to vote and represented by properly executed, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted for the election of the three Class I directors nominated by the Board of Directors and for the proposed modification to the Company’s existing Board of Directors compensation program.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadline for Receipt of Shareholder Proposals

Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”) and those set forth in the Company’s Bylaws. Under applicable SEC proxy rules, proposals of shareholders of the Company intended to be presented for consideration at the Company’s 2008 Annual Meeting of Shareholders must be received by the Company no later than January 5, 2008, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, nominations for the election of directors may be made by: (i) the Board of Directors or a committee appointed by the Board of Directors, or (ii) any shareholder entitled to vote who has delivered written notice to the Secretary of the Company 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders (or, with respect to an election of directors to be held at a special meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders), which notice must contain specified information concerning the nominees and concerning the shareholder proposing such nominations. The Company’s Bylaws also provide that the only business that shall be conducted at an annual meeting is business that is brought before such meeting: (i) by or at the direction of the Board of Directors, or (ii) by any shareholder entitled to vote who has delivered written notice to the Secretary of the Company 90 days prior to the date one year from the date of the immediately preceding annual meeting of shareholders, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Accordingly, shareholders who intend to present a proposal at the Company’s 2008 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials are required to provide proper notice of such proposal to the Company no later than March 8, 2008. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by shareholders, whether or not included in the Company’s proxy materials, should be sent to BSQUARE CORPORATION, 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004, Attention: Secretary.

The Board of Directors has adopted additional requirements specifically with respect to shareholder nominations for the election of directors. See “Corporate Governance — Director Nomination Process.”

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company currently has seven directors. The Company’s Board of Directors is divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among the Company’s directors and officers.

Nominees For Directors

Three Class I directors are to be elected at the Annual Meeting for three-year terms ending in 2010. The independent members of the Board of Directors have nominated Elliott H. Jurgensen, Jr., Scot E. Land and Kendra A. VanderMeulen for election as Class I directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Jurgensen and Land and Ms. VanderMeulen. The proxies cannot be voted for more than three nominees. These three nominees are current directors of the Company, and each has indicated that they will serve if elected. The Company does not anticipate that the nominees will be unable or unwilling to stand for election, but, if that occurs, all proxies received will be voted by the proxy holders for another person or persons nominated by the Board of Directors.

Vote Required for Election of Directors

If a quorum is present and voting, the three nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominees for Class I Directors

The name of each nominee and certain information about him as of the Record Date are set forth below:

		Positions with	Director
Name of Nominee	Age	the Company	Since

Elliott H. Jurgensen, Jr.	62	Director	2003
Scot E. Land	52	Director	1998
Kendra A. VanderMeulen	55	Director	2005

Elliott H. Jurgensen, Jr. has been a director of BSQUARE since January 2003. His term of office as a director expires at this year’s Annual Meeting of Shareholders. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as an audit partner. During his career he held a number of leadership roles, including Managing Partner of the Bellevue, Washington office of KPMG from 1982 to 1991, and Managing Partner of the Seattle, Washington office of KPMG from 1993 to 2002. He is also a director of McCormick & Schmick’s Seafood Restaurants, Inc., Isilon Systems, Inc. and ASC Management, Inc. Mr. Jurgensen has a B.S. in accounting from San Jose State University.

Scot E. Land has been a director of BSQUARE since February 1998. His term of office as a director expires at this year’s Annual Meeting of Shareholders. Mr. Land is currently Executive Director, Program on Technology Commercialization, University of Washington. Prior to joining the faculty of the UW, Mr. Land was a managing director of Cascadia Capital LLC. Mr. Land was a founder and managing director of Encompass Ventures from September 1997 to July 2005, Mr. Land was a Senior Technology Analyst and

Strategic Planning Consultant with Microsoft from June 1995 to September 1997, and a technology research analyst and investment banker for First Marathon Securities, a Canadian investment bank, from September 1993 to April 1995. From October 1988 to February 1993, Mr. Land was the President and Chief Executive Officer of InVision Technologies, (now a wholly owned subsidiary of GE) a company founded by Mr. Land in October 1988, that designs and manufacturers high-speed computer-aided topography systems for automatic explosives detection for aviation security. Prior to founding InVision Technologies, Mr. Land served as a principal in the international consulting practice of Ernst & Young LLP, a public accounting firm, from April 1984 to October 1988. Mr. Land serves as a director of several privately held companies.

Kendra A. VanderMeulen has been a director at BSQUARE since March 2005. Her term of office as a director expires at this year’s Annual Meeting of Shareholders. Ms. VanderMeulen recently served as executive vice president, Mobile at InfoSpace, and is an active board member or advisor to a variety of companies in the wireless Internet arena, including Perlego Systems, Inc., and Inrix, Inc. Ms. VanderMeulen joined AT&T Wireless (formerly McCaw Cellular Communications, now Cingular) in 1994 to lead the formation of the wireless data division. Prior to McCaw, Ms. VanderMeulen served as COO and president of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Ms. VanderMeulen received a BS degree in mathematics from Marietta College and a MS degree in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T.

MANAGEMENT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. JURGENSEN AND LAND AND MS. VANDERMEULEN
TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

Class II Directors — Terms expire at the 2008 Annual Meeting of Shareholders

Donald B. Bibeault, age 65, has been our Chairman of the Board since July 2003. His term of office as a director expires at the 2008 Annual Meeting of Shareholders. Mr. Bibeault is currently President of Bibeault & Associates, Inc. a turnaround-consulting firm, a position he has held since 1975. During that period, Mr. Bibeault has served as chairman, chief executive officer, or chief operating officer of numerous corporations, including Pacific States Steel, PLM International, Best Pipe and Steel, Inc., Ironstone Group, Inc., American National Petroleum, Inc., Tyler-Dawson Supply and Iron Oak Supply Corporation. He has also served as special turnaround advisor to the CEOs of Silicon Graphics Inc., Varity Corporation, Bank of America and Yipes Networks. He has been a member of the Board of Overseers of Columbia Business School, a trustee of Golden Gate University, a member of the University of Rhode Island Business Advisory Board, and a member of the Board of Visitors of Golden Gate University Law School. Mr. Bibeault received a B.S. in electrical engineering from the University of Rhode Island, a M.B.A. from Columbia University and a PhD from Golden Gate University. He is also a recipient of a Doctor of Laws degree (honoris causa) from Golden Gate University Law School.

Brian T. Crowley, age 46, has been our President and Chief Executive Officer since July 2003. His term of office as a director expires at the 2008 Annual Meeting of Shareholders. From April 2002 to July 2003, Mr. Crowley served as our Vice President, Product Development. From December 1999 to November 2001, Mr. Crowley held various positions at DataChannel, a market leader in enterprise portals, including Vice President of Engineering and Vice President of Marketing. From April 1999 to December 1999, Mr. Crowley was Vice President, Operations of Consortio, a software company. From December 1997 to April 1999, Mr. Crowley was Director of Development at Sequel Technology, a network solutions provider. From 1986 to December 1997, Mr. Crowley held various positions at Applied Microsystems Corporation, including Vice President and General Manager of the Motorola products and quality assurance divisions. Mr. Crowley also serves as a director of the WSA (formerly Washington Software Association). Mr. Crowley holds a B.S. in Electrical Engineering from Arizona State University.

Class III Directors — Terms expire at the 2009 Annual Meeting of Shareholders

Elwood D. Howse, Jr., age 67, has been a director of BSQUARE since November 2002. His current term of office as a director expires at the 2009 Annual Meeting of Shareholders. Mr. Howse was formerly President of Cable & Howse Ventures, a Northwest venture capital management firm formed in 1977. Mr. Howse also participated in the founding of Cable, Howse and Ragen, investment banking and stock brokerage firm, today owned by Wells Fargo and known as Ragen MacKenzie. Mr. Howse has served as corporate director and advisor to various public, private and non-profit enterprises. He served on the board of the National Venture Capital Association and is past President of the Stanford Business School Alumni Association. He currently serves on the boards of directors of Formotus, Inc., OrthoLogic Corporation, Perlego Systems Inc., PowerTech Group, Inc. and not-for profits Junior Achievement Worldwide and Junior Achievement of Washington. He has served on a number of other corporate boards in the past. Mr. Howse received both a B.S. in engineering and a M.B.A. from Stanford University and served in the U.S. Navy submarine force.

William D. Savoy, age 42, has been a director of BSQUARE since May 2004. His current term of office as a director expires at the 2009 Annual Meeting of Shareholders. Mr. Savoy currently consults with The Muckleshoot Indian Tribe on investment-related matters, strategic planning and economic development. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity that manages the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division, managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its chief financial officer from August 1988 to June 1989. He is also a director of Drugstore.com, where he is a member of the audit committee and chairman of the compensation committee. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College.

PROPOSAL TWO

AMENDMENT OF BOARD OF DIRECTORS COMPENSATION PROGRAM

General

The Company has previously established a compensation program to attract and retain qualified non-employee directors to serve on the Company’s Board of Directors.

Currently, if the non-employee director meets certain attendance requirements, the Company pays annual cash fees of $20,000 to directors who do not serve on any Board committees, $25,000 to directors who serve on any Board committees other than the Audit Committee, and $30,000 to directors who serve on the Audit Committee. Directors who serve on more than one committee earn additional annual cash fees of $5,000 provided that no additional amounts are paid if a directors serves on more than two committees. All amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. As compensation for his services as Chairman of the Board, Mr. Bibeault receives an additional $10,000 in annual cash fees, payable in quarterly increments. No in-person attendance fees are paid to directors nor do directors receive incremental fees for telephonic and other meetings beyond the typical quarterly meetings. Each newly elected non-employee director also currently receives, as of the date of his or her election, an option under the Company’s Second Amended and Restated Stock Plan to purchase 25,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s Common Stock on the date of the grant. These options vest quarterly over a two-year period. Non-employee directors also currently receive quarterly refresher option grants. Currently, options to purchase 6,250 shares of the Company’s Common Stock are granted each fiscal quarter to all non-employee directors, other than the Chairman of the Board, who is granted options for 12,500 shares, all at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant where the date of grant is the third full trading day following release of the Company’s quarterly earnings. These options also vest quarterly over a two-year period.

Mr. Crowley, the Company’s President and Chief Executive Officer, as the only current employee director, is not entitled to the compensation described above other than reasonable expense reimbursement.

Proposal

The Company seeks shareholder approval to modify the program under which it attracts and retains directors. For the reasons outlined below, the Board of Directors is recommending that the stock compensation component for independent directors be modified to replace the existing stock option program with grants of restricted stock and reduce the number of shares underlying the awards. The restricted stock would be subject to forfeiture for a period of one year, and would be issued under the Company’s Second Amended and Restated Stock Plan, which was approved by shareholders in May 2005. There is no change proposed for cash compensation for directors.

The following table outlines where changes are being recommended in the independent directors’ stock compensation:

	Current	Proposed
	(In shares)	(In shares)

Stock Compensation:
Independent director:
Initial grant	Stock Options — 25,000	Stock Options — 25,000
Quarterly refresher grant	Stock Options — 6,250	Restricted Stock — 1,500
Chairman of the Board of Directors:
Initial grant	Stock Options — 50,000	Stock Options — 50,000
Quarterly refresher grant	Stock Options — 12,500	Restricted Stock — 3,000

The Company’s current Board of Directors compensation program was approved by shareholders in May 2005. Prior to putting the current program to a shareholder vote in May 2005, and as a major catalyst for doing so, the Company engaged the services of a consultant to benchmark its Board of Directors compensation program against those of similar sized public companies largely in the Pacific Northwest. The consultant found that the cash portion of the Company’s Board compensation was slightly below market average while the quarterly refresher grants were fairly significantly below market average. Since the current compensation arrangement was approved by shareholders in 2005, there has been no substantive change in the program. The Company believes a change in the stock component of the Board of Directors compensation program is in the best interests of the Company for the following reasons:

•	A recent study conducted by a consultant engaged to benchmark the Company’s Board of Directors compensation practices against those of other similar sized public companies in the Pacific Northwest as well as larger public companies engaged in the embedded software business, found that the Company’s proposed director stock compensation program is consistent with a trend in public companies to move away from stock options and towards more direct equity-based incentives such as restricted stock grants. Further, the study found that the current quarterly refresh stock option grant levels, and the implied value thereof, exceeded those of the benchmark group primarily as a result of an increase in the Company’s stock price as compared to prior years.

•	Under the Company’s current stock compensation program, independent directors currently have options outstanding to purchase an aggregate of 563,969 shares of the Company’s common stock, which represents approximately 29% of the Company’s total options outstanding as of March 31, 2007. The Company believes that continuing to grant options to directors under the current program will result in a disproportionate percentage of the Company’s option pool being held by directors;

•	The Company would prefer to keep options available for grant to potential candidates for key employee positions. In this regard, because of the nature of restricted stock grants, the number of shares required for restricted stock grants under the proposed Director stock compensation program will be considerably less than that required for stock option grants under the existing program. For example, under the Company’s proposal, quarterly option grants for independent directors of 6,250 shares would be replaced by restricted stock grants of 1,500 shares;

•	By reducing the number the number of shares granted every quarter fairly significantly, the Company hopes to reduce the resulting stock compensation expense despite the fact that restricted stock awards have more value. The exact stock compensation impact of both the current and proposed awards is difficult to determine because it is impacted by a number of variables including the Company’s current stock price, stock volatility etc.; and

•	The Company believes that granting outright equity in the form of restricted stock will more closely align the financial incentives of the Board of Directors with those of the Company’s shareholders and management.

Based on the reasons above, and the Company’s desire to maintain a competitive director compensation program, the Company is proposing the changes described above.

It should be noted that there is no legal requirement that this proposal be approved by shareholders. However, as a matter of corporate governance, the Board of Directors deemed it to be in the Company’s and shareholders’ best interest to do so. In the event that the shareholders do not approve this proposal, the Company will continue using its existing Board of Directors compensation program as described above. The Board retains the right to further amend the Board of Directors compensation program in the future.

Vote Required for Approval of Amendment of Board of Directors Compensation Program

If a quorum is present and voting, this proposal will be approved if the votes cast in favor of the proposal exceed votes cast against the proposal.

MANAGEMENT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE ABOVE DESCRIBED AMENDMENT TO THE
BOARD OF DIRECTORS COMPENSATION PROGRAM.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Howse, Jurgensen, Land, Savoy and Ms. VanderMeulen, constituting a majority of the Company’s Board of Directors, qualify as “independent” directors as defined under applicable rules of The Nasdaq Global Market, Inc. (“Nasdaq”) and that such directors do not have any relationship with the Company that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors of the Company held a total of seven meetings during 2006. The Board of Directors has an Audit Committee, a Compensation Committee, a Strategic Growth Committee and an IPO Litigation Committee. The Board of Directors currently has no nominating committee or committee performing similar functions.

The Audit Committee currently consists of Messrs. Howse (Committee Chairman), Jurgensen and Land. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Howse, Jurgensen and Land qualify as “independent” directors under applicable rules of Nasdaq and the SEC. Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of the financial statements of the Company, or any current subsidiary of the Company, at any time during the past three years. The Board of Directors has designated Mr. Jurgensen as the “Audit Committee financial expert” as defined under applicable SEC rules and has determined that Mr. Jurgensen possesses the requisite “financial sophistication” under applicable Nasdaq rules. The Audit Committee is responsible for overseeing the Company’s independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by the Company’s independent auditors, reviewing the accounting principles, policies, judgments and assumptions and auditing practices and procedures to be used for the Company’s financial statements and reviewing the results of the Company’s audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of the Company’s internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and approving related-party transactions, and reviewing compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee held four regular meetings and two special meetings during 2006.

In March 2007, the Audit Committee reviewed and assessed the adequacy of its written charter and made certain changes to the provisions of the charter. The Board of Directors has approved the Company’s Audit Committee charter, as amended. A copy of the Audit Committee charter is available on the Company’s website at www.bsquare.com.

The Compensation Committee currently consists of Messrs. Jurgensen (Committee Chairman) and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, Messrs. Jurgensen and Savoy qualify as “independent” and “non-employee” directors under applicable Nasdaq and SEC rules, and qualify as “outside directors” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee approves the general compensation policies of the Company as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held three meetings during 2006.

The Compensation Committee has a number of responsibilities as delineated in the Compensation Committee charter. In March 2007, the Compensation Committee reviewed and assessed the adequacy of its charter and made certain changes to its provisions. The Board of Directors has approved the Company’s Compensation Committee charter, as amended. A copy of the Compensation Committee charter is available on the Company’s website at www.bsquare.com. The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration before submittal to shareholders for a vote, if appropriate.

One of the primary responsibilities of the Compensation Committee is to oversee the compensation programs and performance of the Company’s executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;

•	Designing and implementing the compensation programs;

•	Evaluating performance and attainment under the programs;

•	Approving payouts and awards under the programs as well as discretionary payouts and awards;

•	Reviewing base salary levels and approving adjustments thereto for the executives;

•	Evaluating performance of executives; and

•	Engaging consultants to assist with program design, benchmarking, etc.

The Strategic Growth Committee was formed in September 2004 to assist management with the formulation of strategic growth strategies. This committee currently consists of Messrs. Savoy (Committee Chairman) and Land and Ms. VanderMeulen. The Strategic Growth Committee held one meeting during 2006.

The IPO Litigation Committee currently consists of Messrs. Jurgensen and Howse. As previously disclosed in the Company’s filings with the SEC, the Company, and certain of its current and former officers and directors, were named as defendants in a consolidated class action lawsuit alleging violations of the federal securities laws in connection with the Company’s initial public offering. In May 2003, the Board of Directors established a special IPO Litigation Committee consisting of Messrs. Jurgensen and Howse, neither of whom was a defendant in the class action litigation. The IPO Litigation Committee has the sole authority to review any proposed agreement to settle the class action litigation on behalf of the Company and to decide whether or not the Company should enter into or reject any proposed settlement.

No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member during 2006.

Director Nomination Process

Given the relatively small size of the Company’s Board of Directors, the Board has determined that nomination responsibilities should be handled by the independent members of the Board of Directors rather than a separate nominating committee and therefore has not adopted a nominating committee charter. The Company’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In making its determinations, the Board considers such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include judgment, knowledge, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, business, finance, administration or public service, the complimentarily of a candidate’s experience with the needs of the Company and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members and the extent to which a candidate would be a desirable addition to the Board and any committees of the Board. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders, act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics. Other than consideration of the foregoing, there are no stated minimum criteria, qualities or skills for director nominees, although the Board may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Board does, however, believe it is preferable that more than one member of the Board meet the criteria for an “audit committee financial expert” as defined by applicable SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under applicable Nasdaq rules.

The Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Board will also take into account an incumbent director’s performance as a Board member. If any member of the Board does not wish to continue in service, if the Board decides not to renominate a member for reelection, or if the Board decides to recommend that the size of the Board be increased, the Board shall identify the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board and management are polled for suggestions as to individuals meeting the Board’s criteria. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if appropriate. Nominees for director are selected by a majority of the Company’s independent directors.

It is the policy of the Board of Directors of the Company to consider suggestions for persons to be nominated for director that are submitted by shareholders. The Board will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to the Corporate Secretary at the Company’s address at least 120 days prior to the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of the Company, a description of the nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the Board about the proposed nominee and his or her qualifications. The Board may request further information from the proposed nominee and the nominating shareholder (including proof of ownership and holding period) and may also seek the consent of both the nominee and the nominating shareholder to be identified in the Company’s proxy statement. The Company has not received any recommendations from shareholders for director candidates for the Annual Meeting.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics in compliance with the applicable rules of the SEC that applies to the Company’s principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions. A copy of this policy is available on the Investors page on its website at www.bsquare.com or free of charge upon written request to the attention of the Corporate Secretary by regular mail, email to investorrelations@bsquare.com, or facsimile at 425-519-5998. The Company intends to disclose, on its website, any amendment to, or a waiver from, a provision of our code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics enumerated in applicable rules of the SEC.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

2006 Director Compensation

The Company has established a compensation plan to attract and retain qualified non-employee directors to serve on the Company’s Board of Directors. During 2006, compensation provided to non-employee directors was modified as approved by shareholders at the 2005 Annual Shareholders Meeting. The modifications increased the cash and stock compensation directors receive for serving on the Board of Directors, serving as Chairman of the Board of Directors and serving on Committees of the Board of Directors. The current director compensation program, under which 2006 director compensation was paid, is more fully described above in the section titled “Proposal Two,” except that Mr. Bibeault received additional compensation for consulting services as described below.

The following table presents the 2006 compensation of our non-employee directors. The compensation of Mr. Crowley, our President and Chief Executive Officer and a member of the Company’s Board of Directors, is fully reflected in the Summary Compensation Table.

	Fees Earned
	or Paid	Option
Name	in Cash	Awards(2)	Total

Donald B. Bibeault(1)	$102,000	$65,065	$167,065
Elwood D. Howse, Jr.	$30,000	$32,532	$62,532
Elliott H. Jurgensen, Jr.	$35,000	$32,532	$67,532
Scot E. Land	$35,000	$32,532	$67,532
William D. Savoy	$28,750	$35,013	$63,763
Kendra A. VanderMeulen	$25,000	$39,665	$64,665

(1)	Pursuant to a consulting agreement between the Company and Mr. Donald Bibeault, the Chairman of the Company’s Board of Directors, Mr. Bibeault provided the Company with onsite consulting services from July 2003, when he was appointed to our Board of Directors, to September 2006. Mr. Bibeault was paid $72,000 in 2006 under this consulting agreement. On June 29, 2006, the Company and Mr. Bibeault agreed to terminate this consulting agreement, effective September 30, 2006. Mr. Bibeault continues to serve as the Chairman of the Company’s Board of Directors.

(2)	Represents stock compensation expense recognized by the Company for the year ended December 31, 2006 for stock option awards made in 2006 and prior years. See “Note 8 — Shareholders’ Equity” of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding the key assumptions used in determining stock compensation expense.

The following table presents the number of outstanding options held by the Company’s non-employee directors as of December 31, 2006.

Options
Name	Outstanding

Donald B. Bibeault	168,750
Elwood D. Howse, Jr.	84,375
Elliott H. Jurgensen, Jr.	84,375
Scot E. Land	105,619
William D. Savoy	75,000
Kendra A. VanderMeulen	65,625

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This following discussion presents an overview of our executive compensation objectives and philosophy, the programs themselves, information regarding the compensation of the executive officers, which includes the executives named in the Summary Compensation Table, and certain other information as required to be included in this Compensation Discussion and Analysis.

Overview

The objectives and the philosophy of our executive compensation programs are to:

•	Encourage and reward individual and corporate performance. We seek to accomplish this through the use of financial operating goals and the attainment of individual and functional operating objectives as determinants in the compensation programs;

•	Seek alignment of executive officers’ compensation with shareholder interests on both short-term and long-term bases. We seek to accomplish this through the use of financial operating goals as a determinant of annual bonuses as well as the use of stock options and/or restricted stock which provide meaningful compensation over a longer timeframe; and

•	Attract and retain highly-qualified executives. We seek to accomplish this through all components of the executive compensation programs.

Components of Compensation

Our executive compensation programs are comprised of three primary components:

•	Base salaries: We pay base salaries to provide a base level of financial stability to our executives that are largely market-driven;

•	Shorter-term incentives in the form of annual cash bonuses and discretionary cash bonuses: We provide these incentives to encourage executives to focus maximum effort on achieving near-term profitability, operating objectives and personal growth; and

•	Longer-term incentives in the forms of stock options and restricted stock: We provide these incentives to focus executives’ efforts on achieving long-term growth in shareholder value and to retain key executives as well as provide them with the ability to participate in our ownership.

We believe that the overall compensation of our executive officers is competitive with compensation offered by similar sized public companies in the Pacific Northwest.

Determination of Compensation

Total Compensation.  For purposes of evaluating and setting the three components of executive compensation, we primarily consider two factors:

•	Benchmark data: On an annual basis, we utilize the services of a compensation consultant to compare our compensation programs with those of public companies in the Pacific Northwest with revenue of less than $100 million. Specifically, over the last several years, the consultant has benchmarked our compensation programs against approximately 30 other similar sized companies.

•	Company and individual-specific factors: In addition to considering compensation levels of executives at similar sized regional public companies, we also review company performance objectives and non-financial performance objectives applicable to each executive. The company performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee.

Base Salary.  Our primary objective is to provide a competitive base salary for the Company’s executive officers. The Compensation Committee has not established any formal guidelines (i.e. pay at 50th percentile of the benchmark group) for purposes of setting base salary but chooses instead to consider the benchmark data along with the individual’s performance and experience in determining what represents a competitive salary. The following adjustments were made in executive officer base salaries based almost exclusively on the benchmarking data described above. The Compensation Committee anticipates that future increases may be necessary given the increasingly competitive nature of the marketplace for executive officers in the Pacific Northwest.

	Annual Base
	Salary Before	April 2006	March 2007	Current Base
Name	Adjustments	Increase	Increase	Salary

Brian T. Crowley	$225,000	$10,000	$25,000	$260,000
Carey E. Butler	$170,000	$—	$20,000	$190,000
Pawan Gupta(1)	$180,000	$—	$—	$180,000
Scott C. Mahan	$180,000	$10,000	$10,000	$200,000
Larry C. Stapleton	$135,000	$—	$15,000	$150,000

(1)	Mr. Gupta’s employment with the Company terminated effective November 1, 2006.

Annual Executive Bonus Program and Discretionary Cash Bonuses.  Our annual executive bonus program (AEBP), in which executives have the potential to earn both cash and restricted stock is maintained in collaboration between the Compensation Committee, the Board of Directors and the Chief Executive Officer. The AEBP first went into effect in fiscal 2006. The achievement of bonuses under the AEBP is contingent on the achievement of an adjusted annual net income target for the Company and the achievement of individual objectives set for the executive. Examples of such individual objectives are objectives related to growing our service business, maintaining low employee turnover and improving our infrastructure to enhance business velocity.

The target bonus opportunity for each executive in the AEBP is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the participation percentages is similar to that used in setting base salaries for the executive officers.

In addition to cash and restricted stock which may be awarded under the AEBP, the Compensation Committee, in collaboration with the Board of Directors and the Chief Executive Officer, may elect to award discretionary cash or stock bonuses.

2006 and current AEBP participation percentages, which became effective March 31, 2006, are as follows:

	Participation	Potential Bonus
	Percentage of	at 100%
Name	Base Salary	Achievement(1)

Brian T. Crowley	55%	$129,250
Carey E. Butler	30%	$51,000
Scott C. Mahan	40%	$76,000

(1)	Based upon base salary in effect as of December 31, 2006, on which 2006 potential payments under AEBP were based.

Mr. Stapleton does not participate in the AEBP. Rather, Mr. Stapleton has the opportunity to earn certain commissions and bonuses based largely upon the achievement of certain revenue targets. The Compensation Committee reviews Mr. Stapleton’s base salary and his target incentive compensation on an annual basis. Working in collaboration with the Chief Executive Officer, the Compensation Committee establishes an incentive compensation target. Mr. Stapleton’s incentive compensation target for fiscal 2007 is $130,000 which is in addition to his base salary. Using the incentive compensation target, the Company’s Chief Executive Officer then designs incentive compensation programs for Mr. Stapleton which are largely revenue-based and largely earned on a quarterly basis.

If an executive becomes eligible for a bonus under the AEBP, the form of consideration is dependent on the amount of bonus earned. Under the AEBP, the first 25% of an executive’s target bonus potential will be paid in cash with the remainder paid in the form of restricted stock vesting in annual increments over two years. For example, if Mr. Crowley earned $35,000 in bonus, he would receive the entire amount in cash because the bonus amount was less than $32,312 (25% of his target bonus potential of $129,250. The payout ratio between cash and restricted stock was established to provide what we believe to be an appropriate balance between short-term tangible cash awards and restricted stock awards, the objective of which is to enhance executive retention, preserve the Company’s cash and align executives’ interests more closely with those of shareholders.

The structure of the AEBP is identical for both fiscal 2006 and fiscal 2007, except as to the adjusted net income target and individual objectives, which are reset annually.

For the fiscal 2006 AEBP, the Company had to achieve a minimum adjusted net income target of $2 million for the fiscal year. Given the Company’s results, no bonuses were earned under the AEBP. Mr. Gupta did receive a discretionary cash bonus of $20,000 in fiscal 2006 based on the closing of a strategically-significant contract for the Company. Further, Mr. Stapleton received commissions and bonuses totaling $110,558 based largely on the achievement of quarterly revenue targets and other goals and objectives.

For fiscal 2007, the AEBP provides that the Company must achieve adjusted net income for the year of $2 million for executives to be eligible for any bonus. Once that level of adjusted net income is achieved, the level of eligibility is as follows:

Achievement %
as % of Bonus
Adjusted Net Income(1)	Potential(2)

Less than $2 million	0%
$2 to $3 million	20-100%
$3 million to $4.6 million	100-150%
More than $4.6 million	150%

(1)	Net income for fiscal 2007, as determined under Generally Accepted Accounting Principles, is adjusted for certain items, the most notable of which is FAS 123R non-cash stock compensation expense (i.e. add-back for calculation purposes).

(2)	Achievement between $2-3 million and $3-4.6 million is prorated. Bonus participation is capped at 150% of bonus potential.

In addition to bonus eligibility being dependent on the achievement of adjusted net income, each executive must also accomplish certain individual objectives established by the Compensation Committee in collaboration with the Board of Directors and Chief Executive Officer.

By way of example, if the Company were to achieve adjusted net income for fiscal 2007 of $2.5 million, Mr. Crowley would be potentially eligible for a bonus of $85,800 ($143,000 eligibility at 100% achievement prorated to reflect less than $3 million in actual adjusted net income achievement.) Assuming Mr. Crowley achieved all of his individual objectives, he would be entitled to $85,800. Mr. Crowley would receive $35,750 of this bonus in cash (25% of his target bonus potential of $143,000) with the remainder received in the form of restricted stock. If Mr. Crowley achieved 60% of his individual objectives, he would be entitled to $51,480.

In March 2007, the Compensation Committee, in collaboration with the Board of Directors and Chief Executive Officer, decided to award certain executives discretionary cash bonuses due to company achievement, particularly in the second half and fourth quarter of 2006, and individual contributions. Mr. Crowley, Ms. Butler and Mr. Mahan each received $15,000 in discretionary cash bonuses.

Longer-Term Incentives.  Longer-term incentives in the form of grants of stock options, restricted stock and other forms of equity instruments to executive officers are governed by the Company’s Second Amended and Restated Stock Plan (“the Plan”). To date, executive officers have only been granted incentives under the Plan in the form of qualified and non-qualified stock options.

The Compensation Committee approves all stock options and other forms of equity instruments granted to our executive officers under the Plan. Grants approved by the Compensation Committee are then reviewed with the Board of Directors. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers which may result in additional awards of equity instruments under the Plan based on a number of factors including company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date. We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our executive officers’ compensation.

In March 2006, the Compensation Committee, in collaboration with the Board of Directors and Chief Executive Officer, awarded Mr. Stapleton 25,000 non-qualified stock options in recognition of his efforts during 2005 in reinvigorating the Company’s sales efforts. In March 2007, the Compensation Committee, in collaboration with the Board of Directors, awarded Mr. Crowley 50,000 qualified stock options, Ms. Butler and Mr. Mahan each 35,000 qualified stock options and Mr. Stapleton 25,000 qualified stock options after review of the company’s performance, their individual performance and after consideration of their current vesting status.

Other Compensation and Perquisites.  Executives are eligible to participate in standard benefit plans available to all employees including our 401(k) Retirement Plan (for which the Company provides a match subject to vesting), medical, dental, disability, vacation and sick leave and life and accident insurance. Executives’ participation in these benefits is identical to all employees except where the value of the benefit may be greater due to the fact that our executives are more highly paid than most employees (e.g. disability benefits). We provide no pension or deferred compensation benefits for our executive officers. We do not currently have in place any tax “gross-up” arrangements with our executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation Committee:

Elliott H. Jurgensen Jr., Chair
William D. Savoy

Summary Compensation Table

The following table presents the 2006 compensation paid to the Company’s chief executive officer, chief financial officer and all other executive officers who were serving in such capacities during 2006 (collectively, the “named executive officers”).

				Option	Non-Equity	All Other
		Salary	Bonus	Awards	Incentive	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	Compensation ($)	($)(2)	Total ($)

Brian T. Crowley	2006	$232,500	$—	$41,239	$—	$6,969	$280,708
President and Chief Executive Officer
Scott C. Mahan	2006	$187,500	$—	$37,311	$—	$5,698	$230,509
Vice President, Finance & Operations, Chief Financial Officer, Secretary and Treasurer
Carey E. Butler	2006	$170,000	$—	$32,984	$—	$5,100	$208,084
Vice President, Professional Engineering Services
Larry Stapleton	2006	$135,000	$—	$29,279	$110,558	$7,367	$282,204
Vice President, North American Sales
Pawan Gupta(3)	2006	$150,000	$20,000	$33,530	$—	$35,437	$238,967
Former Vice President, Product Management and Marketing

(1)	Represents stock compensation expense recognized by the Company for the year ended December 31, 2006 for stock option awards made in 2006 and prior years. See “Note 8 — Shareholders’ Equity” of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC, for more information regarding the key assumptions used in determining stock compensation expense.

(2)	Represents 401(k) matching employer contributions, except as to Mr. Gupta. Such amounts do not include premiums paid by the Company under group health, life or disability insurance plans that do not discriminate in favor of executive officers and are generally available to all salaried employees.

(3)	Mr. Gupta’s employment by the Company terminated effective November 1, 2006. Amount in All Other Compensation represents 401(k) matching employer contributions of $5,437 and $30,000 paid to Mr. Gupta in 2006 under the Separation and Release Agreement with the Company dated October 30, 2006.

2006 Grants of Plan-Based Awards

The following table presents the 2006 plan-based awards granted to the named executive officers.

								Option	Exercise	Grant
								Awards:	of Base	Date
								Number of	Price of	Fair
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Securities	Option	Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Option
Name	Date	($)(3)	($)	($)	(#)(3)	(#)	(#)	Options (#)	($/sh)	Awards

Brian T. Crowley	3/31/2006	$—	$32,313	$48,469	—	25,860	43,101	—	$—	$—
Scott C. Mahan	3/31/2006	$—	$19,000	$28,500	—	15,206	25,343	—	$—	$—
Carey E. Butler	3/31/2006	$—	$12,750	$19,125	—	10,204	17,007	—	$—	$—
Larry Stapleton(4)	3/31/2006	$—	$—	$—	—	—	—	25,000	$2.94	$57,608
Sales Incentive Plan(5)	3/31/2006	$—	$125,000	$—	—	—	—	—	$—	$—

(1)	The amounts reported represent 2006 cash incentive award potential under the AEBP, except with respect to Mr. Stapleton, who does not participate in the AEBP. The AEBP and the sales incentive plan applicable to Mr. Stapleton are discussed in Compensation Discussion and Analysis. No cash incentive awards were paid under the AEBP with respect to 2006 because the threshold Company performance criterion of $2 million in adjusted net income for fiscal year 2006 was not achieved.

(2)	The amounts reported represent restricted stock award potential under the AEBP. No equity incentive awards were paid under the AEBP with respect to 2006 because the threshold Company performance criterion of $2 million in adjusted net income for fiscal year 2006 was not achieved. The number of shares granted upon achievement is a function of the bonus earnings as measured in dollars, less the amount payable in cash, with the resulting sum divided by the intrinsic value of the Company’s stock option awards at the grant date factor to arrive at the actual number of restricted shares awarded. The intrinsic value is a function of certain assumptions using the Black-Scholes-Merton option pricing model. The amounts reported are based on an intrinsic value of 85% and the Company’s common stock price of $4.41 as of March 31, 2007. Shares granted under the AEBP vest in equal annual installments over two years.

(3)	There is no threshold amount payable under AEBP because the threshold amount of potential bonus based on Company achievement of $2 million in adjusted net income is reduced proportionately by the extent to which the executive achieved his or her individual objectives, from 0% to 100% achievement. As such, AEBP payments may range between 0% of potential bonus (as set forth Compensation Discussion and Analysis) to 150% of potential bonus. There is no threshold amount payable under the sales incentive plan applicable to Mr. Stapleton because his award is determined as a sales commission, with no floor or ceiling amount payable.

(4)	Represents stock options granted during 2006, which vest quarterly over four years and have a term of ten years.

(5)	Mr. Stapleton’s target bonus level for 2006 was $125,000, and the amount earned was 110,558.

Employment Agreements

The Company has agreements with Brian T. Crowley, Scott C. Mahan, Carey E. Butler, Larry C. Stapleton, and Pawan Gupta, which include the following substantive provisions, in addition to base salaries which have in most cases been increased since the agreements were entered into:

•	That if such officer is terminated without cause (as defined in the applicable agreement, subject to certain exceptions), he or she will continue to receive termination payments equal to four months of their annual base salary except for Messrs. Crowley and Mahan, who would receive six months of their annual base salary. In each case, the termination payments are not made as lump-sum payments but on the Company’s normal payroll schedule. Also, each officer’s stock options, or other stock awards, would continue to vest for the same amount of time during which they are receiving termination payments. Each officer agrees to enter into a release agreement as a condition of receiving the aforementioned benefits;

•	That such officer will not induce, or attempt to induce, any employee, officer, director (and others as defined) of the Company to terminate their relationship with the Company for a period of twelve months following termination, except as to Mr. Gupta’s where the period is four months;

•	That such officer will not own an interest in, manage or participate in the management of, or be connected in any other manner with a Competitor (as defined) for a period of twelve months following termination except as to Mr. Gupta’s where the period is four months; and

•	That such officer will protect the property of the Company including intellectual property.

Mr. Gupta’s employment with the Company terminated effective November 1, 2006. In connection, Mr. Gupta and the Company entered into a Separation and Release Agreement dated October 30, 2006 wherein Mr. Gupta agreed to a release of claims relating to his employment. The Separation and Release Agreement also reiterated the previously established severance benefits noted above and also provided for the continuation of medical benefits for one additional month to which Mr. Gupta wasn’t otherwise entitled.

Outstanding Equity Awards At 2006 Fiscal Year End

The following table presents the outstanding stock options held by the named executive officers as of December 31, 2006.

		Option Awards
				Option	Option
		Number of Securities Underlying Unexercised Options at December 31, 2006		Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price ($)(1)	Date(2)

Brian T. Crowley	04/01/2002	25,000	—	$14.40	04/01/2012	(3)
	08/29/2002	16,875	—	$2.88	08/29/2012	(4)
	08/29/2002	1,875	—	$2.88	08/29/2012	(5)
	07/24/2003	75,000	—	$4.00	07/24/2013	(4)
	09/21/2004	70,313	54,687	$2.32	09/21/2014	(5)
Scott C. Mahan	01/07/2004	18,750	18,750	$6.47	01/07/2014	(3)
	09/21/2004	35,156	27,344	$2.32	09/21/2014	(5)
Carey E. Butler	11/24/2003	18,750	6,250	$6.08	11/24/2013	(3)
	09/21/2004	35,156	27,344	$2.32	09/21/2014	(5)
Larry C. Stapleton	02/24/2005	6,250	18,750	$3.68	02/24/2015	(3)
	03/31/2006	4,688	20,312	$2.94	03/31/2016	(5)
Pawan Gupta	01/04/2005	16,406	21,094	$5.16	01/04/2015	(3)
	09/08/2005	7,813	17,187	$2.24	09/08/2015	(5)

(1)	The option exercise price is set at the closing price of our common stock on the date of grant.

(2)	All options outstanding expire ten years from the grant date.

(3)	Options vest annually over four years.

(4)	Options vest quarterly over two years.

(5)	Options vest quarterly over four years.

Potential Payments Upon Termination or Change-in-Control

Severance.  We do not have a formal severance policy or plan applicable to our executive officers as a group but, instead, have entered into individual severance arrangements with each of our executives as set forth in their respective employment agreements. In all cases, these agreements provide for the continuation of base salary and stock option vesting for a specified period of time (as set forth in the table below) after termination by the Company where the termination occurred other than for cause or permanent disability (each as defined in the applicable employment agreement). No other benefits accrue to the officers under these severance agreements (e.g., continuation of medical benefits). The agreements do not provide for AEBP or other cash bonus achievement in the event an officer was present for a portion of the fiscal year. Additionally, as the agreements only speak to the termination of an officer by the Company, they do not address termination by an acquiring company of an executive officer after effectiveness of a change in control. The following severance benefits would be payable to our named executive officers in connection with a termination by the Company effective December 31, 2006 other than for cause or permanent disability.

	Continuation	Value of Base	Value of Stock
	Period in	Salary	Option Vesting
Name	Months	Continuance(1)	Continuance(2)

Brian T. Crowley	6	$130,000	$8,281
Scott C. Mahan	6	$100,000	$4,141
Carey E. Butler	4	$63,333	$2,071
Larry C. Stapleton	4	$50,000	$—

(1)	Calculated using the base salaries in effect as of the filing of this proxy statement. Amounts are payable on our normal payroll schedule.

(2)	Represents the intrinsic value of the incremental shares that would vest over the continuation period and is computed as the difference between the market price of the Company’s common stock price of $2.85 as of December 31, 2006 and the exercise price, multiplied by the number of incremental shares vested.

Change in Control.  There are no individual change in control agreements in effect with any of our executive officers. The terms of the Plan do not specifically provide for accelerated vesting of options for participants in the event of a change in control. Instead, the Plan provides that individual stock option agreements may provide for accelerated vesting in connection with certain transactions defined in the Plan (including certain change-in-control transactions). No outstanding stock option agreement provides for such acceleration of vesting. In addition, the Plan provides that the Board of Directors may elect to accelerate vesting for any Plan participant at such times and in such amounts as the Board of Directors determines, unless it would result in certain unfavorable accounting treatment for a reorganization. Any change in control agreement with an executive officer, should it be deemed necessary, would require approval by the Compensation Committee.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding the Company’s common stock that may be issued upon the exercise of options and warrants granted to employees, consultants or Directors the Company’s stock option plans as of December 31, 2006.

			Number of Securities
			Remaining Available for Future
	Number of Securities to Be	Weighted-Average	Issuance Under Equity
	Issued upon Exercise of	Exercise Price of	Compensation Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	1,988,280	$3.96	497,822
Equity compensation plans not approved by security holders	100,000	4.56	—

Total	2,088,280	$3.99	497,822

Stock Option Plans

Under the terms of the Plan, the Company has granted options to purchase Common Stock to the Company’s officers, directors, employees and consultants. Under the terms of the Plan, the Company also has the ability to issue restricted stock and other equity-based compensation to its officers, directors, employees and consultants, none of which have been granted to-date but could in the future.. The Company also has a 2000 Non-qualified Stock Option Plan. Under this plan, the Board of Directors may grant non-qualified stock options to the Company’s directors, employees and consultants at a price determined by the Board. Options have a term of up to 10 years and vest over a schedule determined by the Board of Directors, generally over two to four years.

401(k) Plan

The Company maintains a tax-qualified employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. The Company may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Matching contributions are subject to a vesting schedule; all other contributions are fully vested at all times. The Company intends the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees or the Company to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan, and so that the Company will be able to deduct its contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 31, 2007 as to:

•	each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock;

•	each director and each nominee for director of the Company;

•	each of the named executive officers; and

•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of March 31, 2007 by that shareholder are deemed outstanding. These options are listed below under the heading “Number of Shares Underlying Options” and are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding of any other person. This table is based on information supplied by officers, directors, principal shareholders and filings made with the SEC. Percentage ownership is based on 9,781,376 shares of Common Stock outstanding as of March 31, 2007.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 200, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the Common Stock indicated, except to the extent shared by spouses under applicable law.

	Amount and	Number of	Percent of
	Nature of	Shares	Common
	Beneficial	Underlying	Stock
Name and Address of Beneficial Owner	Ownership(1)	Options	Outstanding

5% Owners:
S Squared Technology, LLC(2)	1,507,100	—	15.4%
515 Madison Avenue New York, NY 10022
Directors and Executive Officers:
Donald B. Bibeault	210,946	83,446	2.1
Elwood D. Howse, Jr.	67,975	67,975	*
Elliott H. Jurgensen, Jr.	62,150	56,950	*
Scot E. Land	95,489	89,219	*
William D. Savoy	58,600	58,600	*
Kendra A. VanderMeulen	49,225	49,225	*
Brian T. Crowley	212,175	196,875	2.1
Scott C. Mahan	82,688	67,188	*
Carey E. Butler	60,063	57,813	*
Pawan Gupta(3)	28,125	28,125	*
Larry C. Stapleton	21,250	18,750	*
All executive officers and directors as a group	948,686	774,166	9.0%

*	Less than 1%.

(1)	Includes the number of share of the Company’s common stock owned and stock options that will become exercisable within 60 days of March 31, 2007.

(2)	Based on information reported on Schedule 13G dated December 31, 2006 filed by S Squared Technology, LLC (“SST”) on February 14, 2007. Represents the combined holdings of SST and S Squared Technology Partners, L.P. (“SSTP”). Includes 235,700 shares held by Kenneth A. Goldblatt, a control person of SST and SSTP.

(3)	Mr. Gupta’s employment with the Company terminated effective November 1, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2006, Section 16 filing requirements applicable to its executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to a consulting agreement between the Company and Mr. Donald Bibeault, the Chairman of the Company’s Board of Directors, Mr. Bibeault has provided the Company with onsite consulting services since July 2003, when he was appointed to the Company’s Board of Directors. The Company incurred expenses of $72,000 in 2006, $113,000 in 2005 and $158,000 in 2004 under this consulting agreement. On June 29, 2006, the Company and Mr. Bibeault agreed to terminate this consulting agreement, effective September 30, 2006. Mr. Bibeault continues to serve as the Chairman of the Company’s Board of Directors.

In February 2007, the Board of Directors adopted a formal written policy regarding related person transactions. This policy applies to senior officers, directors, five percent shareholders, their immediate family members and entities controlled or owned by them. Under the terms of the policy, any transaction with a related person (other than transactions available to all employees generally or transactions involving less than $10,000) must be approved by the Audit Committee, by a majority of disinterested directors or, if the transaction involves compensation, by the Compensation Committee. The policy also applies to corporate opportunities and requires disclosure of related person transactions in applicable public filings.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company’s independent auditors. During 2006, the Audit Committee was comprised of Messrs. Howse, Jurgensen and Land.

Management is responsible for the preparation and presentation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America. Management is also responsible for the selection, implementation and application of, and compliance with, accounting and financial reporting principles and policies, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. On May 15, 2006, the Company dismissed Ernst & Young LLP as its independent auditor and engaged Moss Adams LLP as its independent auditor. Moss Adams LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 with the Company’s management and has discussed with Moss Adams LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended (“Communication with Audit Committees”) and SEC Regulation S-X, Rule 2-07. In addition, Moss Adams LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Moss Adams LLP their independence and has concluded that any non-audit services provided by the independent auditors were subject to prior approval, were appropriate and did not compromise independence. The Audit Committee has also reviewed and assessed the adequacy of its written charter and made certain changes to the provisions of the charter. The Board of Directors has approved the Company’s Audit Committee charter, as amended. A copy of the Audit Committee charter is available on the Company’s website at www.bsquare.com.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Submitted by the Audit Committee:

Elwood D. Howse, Jr., Chairman
Elliott H. Jurgensen, Jr.
Scot E. Land

The Company’s Independent Auditors

The independent accounting firm of Moss Adams LLP (“Moss Adams”) has acted as the Company’s auditor since May 2006. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she may make a statement and will be available to respond to questions.

The independent accounting firm of Ernst & Young LLP (“Ernst & Young”) was the Company’s auditor from May 2002 to May 2006.

The Company has selected Moss Adams LLP as the independent auditor for the year ending December 31, 2007.

Principal Accounting Fees and Services

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

	Year Ended December 31,
	2006	2005

Moss Adams, LLP
Audit fees	$177,000	$—
Audit-related fees	—	—
Tax fees	—	—

Subtotal	$177,000	$—
Ernst & Young, LLP
Audit fees	$42,450	$285,000
Audit-related fees	—	2,000
Tax fees	—	—

Subtotal	$42,450	$287,000
Total fees	$219,450	$287,000

Audit fees:  Consists of fees billed related to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in each of the Company’s quarterly reports on Form 10-Q and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-related fees:  Refers to fees billed for assurance and related services and in 2005 consisted primarily of professional services rendered in connection with Sarbanes-Oxley assistance.

Tax fees:  Refers to fees billed for tax compliance, tax advice and tax planning, of which there were none in 2005 or 2006.

All Other Fees:  Refers to fees billed for products and services other than those falling under the categories described above, of which there were none in 2005 or 2006.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Shareholders of the Company may, at any time, communicate in writing with any member or group of members of the Company’s Board of Directors by sending such written communication to the attention of the Company’s Corporate Secretary by regular mail, email to investorrelations@bsquare.com or facsimile at 425-519-5998. Copies of written communications received by the Corporate Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable effort to attend the Company’s annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend the Company’s annual shareholder meeting in person if reasonably possible. Messrs. Bibeault, Crowley, Howse, Jurgensen, and Ms. VanderMeulen attended the Company’s 2006 Annual Meeting of Shareholders.

Transaction of Other Business

The Board of Directors of the Company knows of no other matters to be submitted at the Annual Meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

Annual Report to Shareholders and Form 10-K

The Company’s Annual Report to Shareholders for the year ended December 31, 2006 (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s shareholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

/s/  Scott C. Mahan
Scott C. Mahan
Vice President, Finance & Operations,
Chief Financial Officer, Secretary and Treasurer

Bellevue, Washington
April 30, 2007

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BSQUARE CORPORATION
Proxy For 2007 Annual Meeting of Shareholders
June 6, 2007

     The undersigned shareholder of BSQUARE CORPORATION (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the 2007 Annual Meeting of Shareholders of the Company to be held on Wednesday, June 6, 2007 at 10:00 a.m., local time, at the Company’s offices located at 110 110th Ave NE, Suite 200, Bellevue, WA 98004, and hereby revokes all previous proxies and appoints Brian T. Crowley and Scott C. Mahan, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your BSQUARE account online.

Access your BSQUARE shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for BSQUARE, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between
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Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL
ITEM 1-	ELECTION OF CLASS I DIRECTORS;	☐	☐

Three Class I Directors are to be elected at the Annual Meeting to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected:

01	Elliott H. Jurgensen, Jr.
02	Scot E. Land
03	Kendra A. VanderMuelen
Management recommends a vote FOR the nominees

Withheld for the nominees you list below: (Write that
nominee’s name in the space provided below.)

	FOR	AGAINST	ABSTAIN
ITEM 2-APPROVAL OF A MODIFICATION TO THE BOARD OF DIRECTORS COMPENSATION PROGRAM	☐	☐	☐
The Company seeks shareholder approval to modify
the program under which it compensates directors for
their services. Management recommends a vote FOR
this proposed modification to the Board of Directors
compensation program.

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT-PLEASE SIGN AND DATE AND RETURN PROMPTLY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ELLIOTT H. JURGENSEN, JR., SCOT E. LAND AND KENDRA A. VANDERMUELEN AS DIRECTORS, “FOR” APPROVAL OF THE PROPOSED MODIFICATION TO THE BOARD OF DIRECTORS COMPENSATION PROGRAM AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

Signature	Signature	Date	, 2007

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

é FOLD AND DETACH HERE é